UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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☐Preliminary Proxy Statement

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☐Definitive Proxy Statement

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☐Soliciting Material under §240.14a-12

ADVANCED SERIES TRUST

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ADVANCED SERIES TRUST

SUPPLEMENT DATED JULY 7, 2020

TO THE

PROXY STATEMENT DATED MAY 26, 2020

FOR THE

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 14, 2020

In light of public health concerns regarding the coronavirus pandemic and to support the well-being of our shareholders and communities, the Special Meeting of Shareholders (the "Meeting") of the AST FQ Absolute Return Currency Portfolio (the "Portfolio"), a series of the Advanced Series Trust, will be conducted solely by means of remote communication. Shareholders will not be able to attend the Portfolio's Meeting in person.

The Meeting will be held at the previously appointed time on Tuesday, July 14, 2020 at 11:00 a.m. Eastern Time. The Portfolio urges shareholders to vote in advance of the Meeting by signing and returning the proxy card or, alternatively, by voting online or by telephone, following the instructions and using the voting control number that appears on the proxy card. Shareholders may use the proxy card previously distributed to them to vote their shares by mail, online, or by telephone. The proxy card will not be updated to reflect that the Meeting will be conducted solely by means of remote communication.

Any shareholder wishing to participate in the Meeting by means of remote communication can do so at https://viewproxy.com/Prudential/ast/broadridgevsm/ (the "Meeting website").

If you were a record holder of Portfolio shares as of April 17, 2020, please visit the Meeting website no later than 11:00 a.m. Eastern Time on Monday, July 13, 2020 to register. Shareholders will need to register for the Meeting by entering the control number found on their proxy card or voting instruction form on the Meeting website. Shareholders who register on the Meeting website will receive a password to enter and instructions for voting during the Meeting.

The Portfolio's Proxy Statement is available at www.prudential.com/variableinsuranceportfolios.

AST FQ Absolute Proxy Supp1